SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 10, 2016
General Finance Corporation
(Exact Name of Registrant as Specified in its Charter)
Delaware
 (State or Other Jurisdiction of Incorporation)

001-32845	32-0163571
(Commission File Number)	(I.R.S. Employer Identification No.)

39 East Union Street
Pasadena, California	91103
(Address of Principal Executive Offices)	(Zip Code)
(626) 584-9722
 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTES

Certain References

References to “we,” “us,” “our” or the “Company” refer to General Finance Corporation, a Delaware corporation, and its consolidated subsidiaries. These subsidiaries include GFN U.S. Australasia Holdings, Inc., a Delaware corporation (“GFN U.S.”); GFN North America Leasing Corporation, a Delaware corporation; GFN North America Corp., a Delaware corporation; GFN Realty Company, LLC, a Delaware limited liability company; GFN Manufacturing Corporation, a Delaware corporation, and its subsidiary, Southern Frac, LLC, a Texas limited liability company (collectively “Southern Frac”); Royal Wolf Holdings Limited, an Australian corporation publicly traded on the Australian Securities Exchange (collectively with its Australian and New Zealand subsidiaries, “Royal Wolf”); Pac-Van, Inc., an Indiana corporation , and its Canadian subsidiary, PV Acquisition Corp., an Alberta corporation, doing business as “Container King” (collectively “Pac-Van”); and Lone Star Tank Rental Inc., a Delaware corporation (“Lone Star”).

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Item 8.01	Other Events	1

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Item 8.01 Other Events

On May 10, 2016, in Australia, Royal Wolf (ASX:RWH) announced financial results for the first nine months of the fiscal year ending June 30, 2016 (“YTDFY16”) and filed the announcement with the Australian Securities Exchange Limited. The financial results are presented in Australian dollars and have been prepared in accordance with International Financial Reporting Standards (“IFRS”).  Among the financial information released were:

●	Total YTDFY16 revenues were A$120.0 million, an increase of A$9.6 million, or 8.7%, from total revenues in the first nine months of the fiscal year ended June 30, 2015 (“YTDFY15”).
●	YTDFY16 leasing revenues were A$57.7 million, a decrease of A$4.8 million, or 7.6%, from leasing revenues in YTDFY15.
●	YTDFY16 leasing revenues comprised 48.1% of total revenues, as compared to 56.6% in YTDFY15.
●	Net debt was reduced by A$15.3 million in YTDFY16.
●	Earnings per share of A$0.059 in YTDFY16 versus A$0.098 in YTDFY15.
●	Lease fleet utilization was 78.7% at March 31, 2016, as compared to 79.2% at March 31, 2015.

The above-mentioned press release and other information about Royal Wolf are available on the Australian Securities Exchange and the Royal Wolf website at www.royalwolf.com.au.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL FINANCE CORPORATION
Dated: May 10, 2016	By:	/s/ CHARLES E. BARRANTES
Charles E. Barrantes
Executive Vice President and Chief Financial Officer

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